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Exhibit 10.38

DIRECTOR PRACTICE PURCHASE AGREEMENT

        This Director Practice Purchase Agreement (the "Agreement") is made effective as of August 1, 2003 by and between LECG, LLC, a California limited liability company ("LECG"), LECG Holding Company, LLC, a California limited liability company ("Parent"), Dr. Bernard R. Siskin, Dr. Leonard A. Cupingood, Dr. David W. Griffin and Dr. Samuel J. Kursh (each a "BLDS Director" and collectively the "BLDS Directors").

RECITALS

        A.    LECG, Parent, BLDS, LLC, a Delaware limited liability company ("Seller"), and the BLDS Directors are parties to that certain Asset Purchase Agreement dated as of the date hereof pursuant to which LECG will purchase certain of the operating assets of CFES (the "Asset Purchase Agreement"). Terms not otherwise defined herein will have the meanings given in the Asset Purchase Agreement.

        B.    LECG and the BLDS Directors are also parties to that certain Director Service Agreement dated as of the date hereof pursuant to which LECG will retain the services of the BLDS Directors as employees of LECG (the "Director Service Agreement").

        C.    In connection with the purchase of certain operating assets, the employment of the BLDS Directors by LECG, and on the terms and conditions set forth herein, each BLDS Director desires to sell to LECG, and LECG desires to purchase from each BLDS Director, the goodwill associated with the personal and business relationships developed by each BLDS Director as a result of the skill, ability, integrity, reputation and personal characteristics of each BLDS Director (the "Personal Goodwill").

        D.    Entering into this Agreement is a condition precedent to the closing of the Asset Purchase Agreement and LECG is proceeding with the transactions described in the Asset Purchase Agreement in reliance on the terms and conditions of this Agreement.

AGREEMENT

        In consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the Asset Purchase Agreement and the Director Service Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.    Sale and Purchase of Personal Goodwill

        1.1    Sale and Purchase.    Subject to the terms and conditions of this Agreement, on the Closing Date, the BLDS Directors will each sell, and LECG will purchase from each BLDS Director, all of the Personal Goodwill belonging to that BLDS Director.

        1.2    Amount and Timing of Goodwill Payment.    The aggregate purchase price for the Personal Goodwill of all BLDS Directors will be $8,500,000 (the "Goodwill Payment"). The Goodwill Payment will be paid in five installments, with the first installment of $2,100,000 being paid by LECG in cash or by wire transfer of immediately available funds on the Closing Date. The initial Goodwill Payment will be allocated to each BLDS Director as set forth below. Subject to Section 1.3 below, subsequent installments of the Goodwill Payment, plus simple interest on each installment which shall accrue at a rate of four percent (4%) from the Closing Date through the date on which the applicable Goodwill Payment is made ("Interest"), will be paid by LECG to the BLDS Directors on each anniversary of the

Closing Date (each, a "Payment Date") in cash or by wire transfer of immediately available funds as follows:

Name	Initial Goodwill Payment	First Goodwill Payment incl. 4% interest (08/01/2004)	Second Goodwill Payment incl. 4% interest (08/01/2005)	Third Goodwill Payment incl. 4% interest (08/01/2006)	Fourth Goodwill Payment incl. 4% interest (08/01/2007)
Siskin	$1,131,060	$896,231	$930,699	$965,170	$999,641
Cupingood	$322,980	$255,923	$265,767	$275,610	$285,453
Griffin	$322,980	$255,923	$265,767	$275,610	$285,453
Kursh	$322,980	$255,923	$265,767	$275,610	$285,453
TOTAL	$2,100,000	$1,664,000	$1,728,000	$1,792,000	$1,856,000

        1.3    Performance Criteria for Goodwill Payment.    The BLDS Directors must earn the Goodwill Payment (other than the installment of the Goodwill Payment due and payable on the Closing Date) by achieving the performance objectives set forth in Section 3 below, and specifically agree to potential reductions (each a "Payment Reduction") in the Goodwill Payment in the event such performance objectives are not met. Notwithstanding the foregoing, the Goodwill Payment will become a fixed obligation of LECG payable without regarding to the performance objectives in Section 3 below in the event that LECG either (a) terminates the employment of Dr. Siskin for convenience, or (b) terminates the employment of any two (2) of Drs. Cupingood, Griffen or Kursh for convenience.

2.    Bonus Payment.

        2.1    Amount and Timing.    The BLDS Directors will be entitled to received bonus payments in the aggregate amount of $2,000,000 (the "Bonus Payment"). The Bonus Payment will be paid in four installments, with the first installment of the Bonus Payment plus Interest being paid by LECG in cash or by wire transfer of immediately available funds on the first anniversary of the Closing Date. The initial Bonus Payment will be allocated to each BLDS Director as set forth below. Subject to Section 2.2 below, subsequent installments of the Bonus Payment, plus Interest, will be paid by LECG to the BLDS Directors on each Payment Date in cash or by wire transfer of immediately available funds as follows:

Name	First Bonus Payment incl. 4% interest (08/01/2004)	Second Bonus Payment incl. 4% interest (08/01/2005)	Third Bonus Payment incl. 4% interest (08/01/2006)	Fourth Bonus Payment incl. 4% interest (08/01/2007)
Siskin	$280,072	$290,844	$301,616	$312,388
Cupingood	$79,796	$83,052	$86,128	$89,204
Griffin	$79,796	$83,052	$86,128	$89,204
Kursh	$79,796	$83,052	$86,128	$89,204
TOTAL	$520,000	$540,000	$560,000	$580,000

        2.2    Performance Criteria for Bonus Payments.    The BLDS Directors must earn the Bonus Payments by being employees of LECG on the Payment Date and by achieving the performance objectives set forth in Section 3 below. The BLDS Directors specifically agree to a Payment Reduction in the Bonus Payment in the event such employment requirement and performance objectives are not met. Notwithstanding the foregoing, the Bonus Payment will become a fixed obligation of LECG in the event that LECG either (a) terminates the employment of Dr. Siskin not "for Cause" (as defined in Section 3.5 below), or (b) terminates the employment of any two (2) of Drs. Cupingood, Griffen or Kursh not for Cause.

3.    Performance Objectives.

        3.1    Revenue Objective.    During the period from August 1, 2003 through July 31, 2008, the BLDS Directors must meet the following cumulative net revenue objectives as of each applicable measurement date (each, a "Revenue Objective"), based on the method of calculating "Cumulative BLDS Revenue" set forth on Schedule 1 attached hereto and incorporated herein by this reference:

Measurement Period	Cumulative BLDS Revenue
from August 1, 2003 to December 31, 2003	$2,770,833
from August 1, 2003 to December 31, 2004	$9,420,833
from August 1, 2003 to December 31, 2005	$16,070,833
from August 1, 2003 to December 31, 2006	$22,720,833
from August 1, 2003 to December 31, 2007	$29,370,833

          3.1.1    Impact of Revenue Objective on Goodwill Payment.    If the BLDS Directors fail to meet the applicable Revenue Objective, the succeeding installment of the Goodwill Payment will be reduced as follows:

          (a)   If the BLDS Directors achieve 80% or less of the applicable Revenue Objective, the succeeding Goodwill Payment installment will be reduced by a Payment Reduction of $530,000 (pro-rated to $220,834 for the first Measurement Period), irrespective of any possible reduction under Section 3.2 below.

          (b)   If the BLDS Directors achieve more than 80% of the Revenue Objective, but less than 100% of the Revenue Objective, the succeeding Goodwill Payment installment will be reduced under this Section 3.1.1 (b) by a Payment Reduction equal to the product of (i) $530,000 (pro-rated to $220,834 for the first Measurement Period) multiplied by (ii) the sum of 1 minus the percentage of the Revenue Objective actually achieved, irrespective of any possible reduction under Section 3.2 below. For example, if the BLDS Directors achieve 94% of the Revenue Objective, the Payment Reduction under this Section 3.1.1(b) will be $31,800 (i.e., [$530,000 × (1-0.94)] = $31,800).

          3.1.2    Impact of Revenue Objective on Bonus Payment.    If the BLDS Directors fail to meet the applicable Revenue Objective, the succeeding installment of the Bonus Payment will be reduced as follows:

          (a)   If the BLDS Directors achieve 80% or less of the applicable Revenue Objective, the succeeding Bonus Payment installment will be reduced by a Payment Reduction of $165,000 (pro-rated to $68,750 for the first Measurement Period), irrespective of any possible reduction under Section 3.2.

          (b)   If the BLDS Directors achieve more than 80% of the Revenue Objective, but less than 100% of the Revenue Objective, the succeeding Bonus Payment installment will be reduced under this Section 3.1.2(b) by a Payment Reduction equal to the product of (i) $165,000 (pro-rated to $68,750 for the first Measurement Period) multiplied by (ii) the sum of 1 minus the percentage of the Revenue Objective actually achieved, irrespective of any possible reduction under Section 3.2. For example, if the BLDS Directors achieve 94% of the Revenue Objective, the Payment Reduction under this Section 3.1.2(b) will be $9,900 (i.e., [$165,000 × (1-0.94)] = $9,900).

          3.1.3    Future Achievement of Revenue Objective.    Since the Revenue Objective is cumulative in nature, if the BLDS Directors meet or exceed any Revenue Objective, any Payment Reductions imposed pursuant to Sections 3.1.1 or 3.1.2 will be returned to the BLDS Directors as an additional payment on the Payment Date immediately following the end of the measurement period in which the cumulative Revenue Objective was achieved. For example, if Cumulative BLDS Revenue calculated in accordance with Schedule 1 as of December 31, 2004 is only $7,536,665 (80% of the Revenue Objective), there will be an aggregate Payment Reduction of $695,000 from the Anniversary Payment due on August 1, 2005. If Cumulative BLDS Revenue calculated in accordance with Schedule 1 as of December 31, 2005 is $17 million (above the applicable Revenue Objective), the BLDS Directors will receive the full amount of the succeeding Anniversary Payment payable on August 1, 2006, plus an additional $695,000 representing a return of the previously imposed Payment Reduction.

        3.2    EBITDA Objectives.    During the period from August 1, 2003 through July 31, 2008, the BLDS Directors must meet the following cumulative EBITDA objectives as of each applicable measurement date (each, an "EBITDA Objective"), based on the method of calculating "Cumulative EBITDA" set forth on Schedule 2 attached hereto and incorporated herein by this reference:

Measurement Period	Cumulative EBITDA
from August 1, 2003 to December 31, 2003	$1,125,000
from August 1, 2003 to December 31, 2004	$3,825,000
from August 1, 2003 to December 31, 2005	$6,525,000
from August 1, 2003 to December 31, 2006	$9,225,000
from August 1, 2003 to December 31, 2007	$11,925,000

          3.2.1    Impact of EBITDA Objective on Goodwill Payment.    If the BLDS Directors fail to meet the applicable EBITDA Objective, the succeeding Goodwill Payment installment will be reduced as follows:

          (a)   If the BLDS Directors achieve 50% or less of the applicable EBITDA Objective, the succeeding Goodwill Payment installment will be reduced by $1,070,000 (pro-rated to $445,834 for the first Measurement Period), irrespective of any possible reduction made under Section 3.1.

          (b)   If the BLDS Directors achieve more than 50% of the applicable EBITDA Objective, but less than 100% of the EBITDA Objective, the succeeding Goodwill Payment installment will be reduced under this Section 3.2.1(b) by an amount equal to the product of (i) $1,070,000 (pro-rated to $445,834 for the first Measurement Period) multiplied by (ii) the sum of 1 minus the percentage of the EBITDA Objective actually achieved, irrespective of any possible reduction under Section 3.1 above. For example, if the BLDS Directors achieve 75% of the EBITDA Objective, the succeeding Goodwill Payment installment will be reduced under this Section 3.2.1(b) by $267,500 (i.e., [$1,070,000 × (1-0.75)] = $267,500).

          3.2.2    Impact of EBITDA Objective on Bonus Payment.    If the BLDS Directors fail to meet the applicable EBITDA Objective, the succeeding Bonus Payment installment will be reduced as follows:

          (a)   If the BLDS Directors achieve 50% or less of the applicable EBITDA Objective, the succeeding Bonus Payment installment will be reduced by $335,000 (pro-rated to $139,584 for the first Measurement Period), irrespective of any possible reduction made under Section 3.1.

          (b)   If the BLDS Directors achieve more than 50% of the applicable EBITDA Objective, but less than 100% of the EBITDA Objective, the succeeding Bonus Payment installment will be reduced under this Section 3.2.2(b) by an amount equal to the product of (i) $335,000 (pro-rated to $139,584 for the first Measurement Period) multiplied by (ii) the sum of 1 minus the percentage of the EBITDA Objective actually achieved, irrespective of any possible reduction under Section 3.1 above. For example, if the BLDS Directors achieve 75% of the EBITDA Objective, the succeeding Bonus Payment installment will be reduced under this Section 3.2.2(b) by $83,750 (i.e., [$335,000 × (1-0.75)] = $83,750).

          3.2.3    Future Achievement of EBITDA Objective.    Since the EBITDA Objective is cumulative in nature, if the BLDS Directors meet or exceed any EBITDA Objective, any Payment Reductions imposed pursuant to Sections 3.2.1 or 3.2.2 will be returned to the BLDS Directors as an additional payment on the Payment Date immediately following the end of the measurement period in which the cumulative EBITDA Objective was achieved.

        3.3    Revising Performance Objectives.    From time to time, if there is a material change in the circumstances from those existing on the date of this Agreement, LECG and the BLDS Directors may negotiate in good faith for appropriate modifications to the Revenue Objectives, the EBITDA Objectives, the Goodwill Payments and the Bonus Payments; provided, however, that no modifications will be made unless acceptable to all of the parties.

        3.4    Accounting.    Within thirty (30) days after the end of each month (and within sixty (60) days after the end of each fiscal quarter), LECG will issue a report to each of the BLDS Directors that details the Cumulative BLDS Revenue and Cumulative EBITDA relative to the Revenue Objective and the EBITDA Objective, all in accordance with the methodology set forth in Schedules 1 and 2 (each such report, a "Objective Accounting"). If the BLDS Directors disagree with an Objective Accounting, then the Managing Director will issue a written statement to LECG's Chief Financial Officer that describes the nature of the disagreement. LECG's Chief Financial Officer and the Managing Director will attempt, in good faith, to resolve the disagreement. If the disagreement cannot be resolved to the reasonable satisfaction of LECG and the BLDS Directors within thirty (30) days from the date of the Objective Accounting, then the Managing Director and LECG's Chief Financial Officer will jointly designate an independent accountant to review the Objective Accounting. Such review must be completed within ten (10) business days and must be accomplished in a manner designed to avoid disruption of LECG's accounting function. The expenses of the independent accountant and the cost of the review of the Objective Accounting will be paid by the BLDS Directors; provided, however, that if the independent accountant identifies a material adjustment to the Objective Accounting in the favor of the BLDS Directors, then the expenses of the accountant and the cost of the review will be paid by LECG.

        3.5    Definition of Cause.    For purposes of this Section 3, the phrase "for Cause" means any of the following grounds for termination of employment: (i) commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to LECG or Parent or involving harassment of or discrimination against any employee of LECG or Parent; (ii) misappropriation of funds or assets of LECG or Parent for personal use; (iii) substantial and repeated neglect of material duties (other than as a result of incapacity due to physical or mental illness lasting not more than 90 days in any 12 month period) that is not cured within 30 days after written notice from LECG describing such neglect and demanding immediate performance; (iv) gross negligence or willful misconduct in the performance of material duties that is not cured within 10 days after written notice from LECG describing such negligence or misconduct; or (iv) engaging in conduct that is a breach of Section 5 hereof.

4.    Equity Consideration.

        4.1    Issuance of Restricted Units.    In consideration of the agreements and covenants of the BLDS Directors set forth in this Agreement, which agreements and covenants directly benefit LECG and

Parent, Parent will issue to the BLDS Directors on the Closing Date an aggregate of 225,000 common membership units of Parent (the "Restricted Units") as follows:

BLDS Director	Number of Restricted Units
Siskin	121,185
Cupingood	34,605
Griffin	34,605
Kursh	34,605

        In connection with the issuance of the Restricted Units, each BLDS Director will need to execute and deliver to Parent signatures pages to those documents that are required to be executed and delivered by the current unitholders of Parent, including (i) that certain Limited Liability Company Agreement dated as of September 29, 2000, as amended, (ii) that certain Securityholders' Agreement dated as of September 29, 2000, as amended, (iii) that certain Buy Sell Agreement dated as of September 29, 2000, as amended and (iv) that certain Registration Rights Agreement dated as of September 29, 2000, as amended.

        4.2    Vesting of Restricted Units.    So long as a BLDS Director is still an employee of LECG (i) eighty percent (80%) of the BLDS Director's Restricted Units will vest on August 1, 2007; and (ii) the remaining twenty percent (20%) of each BLDS Director's Restricted Units will vest on August 1, 2008. The BLDS Directors will have no voting rights or rights to distributions with respect to their Restricted Units until such Restricted Units vest. Unvested Restricted Units will not participate in any distributions on Parent's common membership units and will not be entitled to vote on matters requiring the vote of Parent's common membership units. If a BLDS Director's employment with LECG is terminated as a result of such BLDS Director's voluntary resignation or termination by LECG "for cause," prior to August 1, 2008, any Restricted Units which have not yet fully vested as of the date of such termination will be immediately forfeited and the terminated BLDS Director will have no further rights to such forfeited Restricted Units. If a BLDS Director's employment with LECG is terminated as a result of the BLDS Director's death, permanent disability or termination by LECG for convenience, the BLDS Director will be entitled to retain all of the Restricted Units and such Restricted Units will continue to vest in accordance with the schedule above (if not already fully vested). Each BLDS Director acknowledges (i) that neither Parent nor LECG has provided any tax advice to him concerning the tax consequences of his receipt of Restricted Units including, but not limited to, any recommendation as to whether it would be advisable for the BLDS Director to file an election described in Section 83(b) of the Internal Revenue Code of 1986, as amended; and (ii) that the BLDS Director has been advised to consult with his own tax and legal advisors with respect to such tax consequences.

        4.3    Representations and Warranties of BLDS Directors.    In connection with the issuance of the Restricted Units and solely for purposes of determining whether an exemption from registration is available for issuance of the Restricted Units, each BLDS Director makes the following representations and warranties to Parent:

          4.3.1 The BLDS Director understands that the Restricted Units are being issued under one or more of the exemptions from registration provided for in Sections 4(2) and/or 3(b) of the Securities Act of 1933, as amended, including Regulation D promulgated thereunder (the "Securities Act"), and that Parent's reliance upon such exemption(s) is predicated upon the BLDS Director's representations set forth in this Section 4.3. The Investor also understands that the issuance of the Restricted Units has not been examined by the Commission or by any administrative agency charged with the administration of the securities laws of any state.

          4.3.2 The BLDS Director is an "accredited investor," as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

          4.3.3 The BLDS Director has such knowledge and experience in financial and business matters, alone or together with its professional advisors, as to be capable of evaluating the risks of an investment in the Restricted Units and understands that there are substantial restrictions on the transferability of the Restricted Units and there is no public market for the Shares (and no such market may ever exist); accordingly, it may not be possible for the BLDS Director to liquidate the Restricted Units, even in case of emergency.

          4.3.4 The BLDS Director has the financial ability to (1) bear the economic risk of an investment in the Restricted Units, (2) hold the Restricted Units for an indefinite period of time, and (3) currently afford a complete loss of the Restricted Units without experiencing any undue financial difficulties; and the BLDS Director's commitment to any and all speculative investments is reasonable in relation to the BLDS Director's financial capabilities and circumstances.

          4.3.5 The BLDS Director and its professional advisors, if any, have been given the opportunity to ask questions of, and to receive answers from, officers of Parent concerning the business and affairs of Parent.

          4.3.6 The BLDS Director is acquiring the Restricted Units in good faith solely for its own account, for investment purposes only, and the Restricted Units are not being purchased with a view to or for sale in connection with distribution of the Restricted Units.

          4.3.7 The BLDS Director confirms that its representations, declarations and warranties contained herein are true and accurate, and the BLDS Director understands that Parent is relying on the truth and accuracy of such representations, declarations and warranties in issuing the Restricted Units without having first registered the Restricted Units under the Securities Act.

          4.3.8 The BLDS Director realizes that, in the absence of registration under the Securities Act, any disposition of the Restricted Units by the BLDS Director may require compliance with an exemption under the Securities Act, and that Parent is under no obligation to take any action to make any such exemption so available; the BLDS Director has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of restricted securities purchased in a private placement subject to the satisfaction of certain conditions as set forth in Rule 144.

          4.3.9 The BLDS Director acknowledges that all certificates representing any of the Restricted Units issued pursuant to this Agreement will have endorsed thereon restrictive legend(s) required by the Securities Act and by applicable state securities laws. These legends will be placed on any new certificates issued upon presentment by the undersigned of certificates for the Shares for transfer.

          4.3.10 The BLDS Director acknowledges that in evaluating the suitability of an investment in the Company, and other than as set forth in the Asset Purchase Agreement, there have been no representations, guarantees or warranties (whether oral or written) made to the BLDS Director or its representatives by Parent, LECG, its agents or employees, or by any other person, expressly or by implication, including any representations, guarantees or warranties with respect to (1) the approximate length of time that the BLDS Director will be required to remain as the owner of the Restricted Units, or (2) the percentage of profit and/or amount of or type of consideration, profit or loss to be realized, if any, as a result of his ownership of the Restricted Units.

          4.3.11 The BLDS Director will indemnify and hold harmless Parent, LECG, and their respective officers, employees, registered representatives, directors, or control persons who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of or arising from any actual or alleged misrepresentation or misstatement of facts or omission to represent or state facts made by the BLDS Director to Parent concerning itself or its financial position in connection with the issuance of the Restricted Units, against losses, liabilities and expenses for which such indemnified person has not otherwise been reimbursed (including attorneys' fees, judgments, fines and amounts paid in settlement) as actually and reasonably incurred by such person or entity in connection with such action, suit or proceeding.

          4.3.12 The BLDS Director understands that any information provided by Parent regarding Parent and LECG is confidential and nonpublic, and the BLDS Director represents, warrants and guarantees that all such information will be kept in confidence by the BLDS Director and will neither be used by the BLDS Director for his personal benefit (other than in connection with his ownership of the Restricted Units) nor disclosed to any third party (other than personal tax and financial advisors) for any reason; provided, that this obligation shall not apply to information which (1) is part of the public knowledge or literature and readily accessible at the date hereof, (2) becomes part of the public knowledge or literature and readily accessible by publication (except as a result of a breach of these provisions), (3) is received from third parties (except third parties who disclose such information in violation of any confidentiality agreements they may have with Parent), or (4) is required to be disclosed pursuant to an order of a court of competent jurisdiction.

5.    Non Solicitation and Non-Competition

        5.1    Non-Solicitation.    Except as provided in Section 5.3 below, each BLDS Director further agrees that for a period equal to the longer of either (i) the duration of his employment with LECG plus one (1) year, or (ii) seven (7) years from the date hereof (the "Non-Solicitation Period"), he will not directly or indirectly, on his own behalf or on behalf of any other party, solicit or induce, or cause others to solicit or induce, any person employed by, affiliated with, or acting as an independent contractor to LECG, its subsidiaries or affiliated entities, to terminate his/her relationship with LECG, its subsidiaries or affiliated entities. Each BLDS Director further agrees that during the Non-Solicitation Period, he will not directly or indirectly, on his own behalf or on behalf of any other party, solicit or induce, or cause others to solicit or induce, any clients of LECG to terminate such client's business relationship with LECG or to do business with him or any other party. Notwithstanding anything contained in this Agreement, after a BLDS Director's employment with LECG is terminated, the BLDS Director may mail a professional announcement to clients of LECG for whom the BLDS Director performed services while an employee of LECG.

        5.2    Non-Competition Covenant.    In consideration of the Goodwill Payments and in connection with the sale of Personal Goodwill by the BLDS Directors and the sale of assets under the Asset Purchase Agreement, and except as provided in Section 5.3 below, each BLDS Director agrees that for a period of seven (7) years from the Closing Date, and excluding his employment by LECG and his ownership of the Restricted Units, he will not directly or indirectly engage in, or have any interest in any Person (whether as a securityholder, creditor or otherwise) that engages in any activity in the Territory that is the same as, similar to or competitive with LECG's business, including the Business (the "Restricted Activities"). Notwithstanding the foregoing, Restricted Activities will not include services provided by a BLDS Director as an employee of a government agency, a university or academic institution, a non-profit organization or a "think-tank" so long as such services are for the internal benefit of the employer and are not services furnished to clients of the employer on a consulting basis that are comparable to services that could also be furnished by LECG. Each BLDS Director acknowledges that the provisions of this Section 5.2 are reasonable and necessary to protect and preserve LECG's legitimate business interests and the value of the Personal Goodwill and the Purchased Assets and to prevent any unfair advantage being conferred on the BLDS Director.

        5.3    Termination not for Cause of Certain Directors.    In the event of a termination not for Cause of a BLDS Director who does not obtain full payment of his pro rata share of the Goodwill Payment and the Bonus Payment, then the non-solicitation period (for purposes of Section 5.1) and the non-competition period (for purposes of Section 5.2) shall be limited to one (1) year from the date of his termination.

        5.4    Separate Covenants.    The covenants contained in Sections 5.1 and 5.2 are a series of separate covenants for each state and each country in the Territory. Except for geographic coverage, each separate covenant will be considered identical in terms to the covenant contained in Sections 5.1 and 5.2. If, in any judicial proceeding, a court refused to enforce any of the separate covenants, the unenforceable covenant will be eliminated from this Section 5 for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

        5.5    Certain Definitions.    For purposes of this Section 5, the following terms shall have the meanings set forth below:

          5.5.1 "Client" means any person or entity who, at the time of the termination of a BLDS Director's relationship with LECG, (i) has LECG under retainer, (ii) has received a written proposal and is actively considering retaining or otherwise engaging LECG on a project or matter, or (iii) has LECG working on a matter or project without a formal retainer arrangement. A "client" does not mean a person or entity (i) who has rejected a proposal from LECG to work on a particular matter or project, (ii) for whom LECG has refused to do work for, or (iii) with respect to whom LECG has a conflict of interest that precludes LECG from accepting a project for such person or entity.

          5.5.2 "Solicit" means, but is not limited to, any contact initiated by or at the direction, urging or suggestion, whether directly or indirectly, of a BLDS Director with an employee or client of LECG for the purpose of or with the intended effect of inducing a change in their business relationship with LECG. With respect to solicitation of clients, "solicit" includes, but is not limited to, contacting a client with respect to performing work that LECG could be expected to perform for clients including, but not limited to, under existing proposals or retainer agreements (express or implied) or work that LECG could reasonably expect to obtain from extensions or follow-ons of existing proposals and retainer agreements (express or implied).

6.    Entire Agreement.

        This Agreement, together with the Asset Purchase Agreement and the Director Service Agreement, supersedes all previous and contemporaneous oral negotiations, writings and understandings between the parties concerning the subject matter of this Agreement (including, without limitation, that certain Term Sheet dated July 15, 2003), and this Agreement constitutes the entire agreement between LECG, Parent and the BLDS Directors.

        [Signatures follow on the next page]

        IN WITNESS WHEREOF, LECG, Parent and the BLDS Directors have executed this Agreement on the date first above written.

LECG, LLC, a California limited liability company
By:	LECG Holding Company, LLC
Its:	Sole Member and Manager
By:	/s/ ILLEGIBLE
Its:	President
LECG HOLDING COMPANY, LLC, a California limited liability company
By:	/s/ JOHN C. BURKE
Its:	CFO
Dated: 8/22/03		/s/ BERNARD R. SISKIN Dr. Bernard R. Siskin
Residence Address:

Dated: 8/22/03		/s/ LEONARD A. CUPINGOOD Dr. Leonard A. Cupingood
Residence Address:

Dated: 8/22/03		/s/ DAVID W. GRIFFIN Dr. David W. Griffin
Residence Address:

Dated: 8/22/03	/s/ SAMUEL J. KURSH Dr. Samuel J. Kursh
Residence Address:

Signature Page to Director Practice Purchase Agreement

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  Exhibit 10.38
DIRECTOR PRACTICE PURCHASE AGREEMENT
RECITALS
AGREEMENT